AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2005	REGISTRATION NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	901 East Byrd Street, Suite 1600 Richmond, Virginia 23219 (804) 780-3000 (Address of Principal Executive Offices)	54-1602012 (I.R.S. Employer Identification number)
JAMES RIVER COAL COMPANY 2004 EQUITY INCENTIVE PLAN (Full Title of the Plan)
Peter T. Socha President and Chief Executive Officer 901 East Byrd Street, Suite 1600 Richmond, Virginia 23219 (804) 780-3000 (Name, Address and Telephone Number of Agent for Service)
Copies To:
David A. Stockton, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock (3)	1,650,000		$$30,978,446	$3,646.16

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock split, stock dividend or similar transaction.

(2)
Determined in accordance with Rule 457(h) of the Securities Act of 1933. As of the date of this registration statement, the following awards have been made under the 2004 Equity Incentive Plan: (i) stock options to purchase an aggregate of 40,000 shares of Common Stock at $15.00 per share, (ii) 885,700 shares of restricted Common Stock (fair market value of $4.59 per share on date of award), (iii) 20,000 shares of restricted Common Stock (fair market value of $4.59 per share on date of award), (iv) stock options to purchase an aggregate of 80,000 shares of Common Stock at $17.50 per share, (v) 8,000 shares of restricted Common Stock (closing price of $35.62 per share on date of award), (vi) 2,000 shares of restricted Common Stock (closing price of $36.00 per share on date of award), (vii) 25,000 shares of restricted Common Stock (closing price of $42.35 per share on date of award), (viii) 3,000 shares of restricted Common Stock (closing price of $33.57 per share on date of award), (ix) stock options to purchase an aggregate of 30,000 shares of Common Stock at $33.57 per share, (x) 1,000 shares of restricted Common Stock (closing price of $33.75 per share on date of award), (xi) stock options to purchase an aggregate of 10,000 shares of Common Stock at $33.75 per share. The offering price of $40.21 per share of the remaining 545,300 shares of Common Stock under the 2004 Equity Incentive Plan not yet awarded has been provided solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and was calculated based on the average of the high and low prices of a share of the Registrant’s Common Stock, as reported on the NASDAQ National Market on July 18, 2005.

(3)
Attached to each share of Common Stock is a right to purchase a fraction of a share of preferred stock of the Registrant pursuant to that certain Rights Agreement initially dated as of May 25, 2004 between the Registrant and the rights agent thereunder, as amended. No value is attributable to such rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Registrant’s 2004 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following reports have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference, to the extent not superseded by reports or other information subsequently filed or furnished:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 31, 2005;

•	all other reports filed with the Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004; and

•
the description of the Registrant’s Common Stock set forth in its Registration Statement filed under Section 12 of the Exchange Act on Form 8-A, file number 000-51129, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

None.

Item 6.          Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which the Registrant is incorporated permit the Registrant to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The Registrant’s Amended and Restated Articles of Incorporation provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the Registrant’s request as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of criminal law.

The Registrant has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Registrant and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Registrant and (2) the Registrant to the extent that the Registrant indemnifies such directors and officers for losses as permitted under the laws of Virginia.

The Registrant has entered into Indemnification Agreements with its directors and certain of its officers (the “Indemnified Parties”). Under the terms of the Indemnification Agreements, the Registrant is required to indemnify the Indemnified Parties against certain liabilities arising out of their services for the Registrant. The Indemnification Agreements require the Registrant to:

(i)	indemnify each Indemnified Party to the fullest extent permitted by law;

(ii)	provide coverage for each Indemnified Party under the Registrant’s directors and officers liability insurance policy; and

(iii)	to advance certain expenses incurred by an Indemnified Party.

The Indemnification Agreements provide limitations on the Indemnified Parties’ rights to indemnification in certain circumstances. To the extent that indemnification provisions contained in the Indemnification Agreements purport to include indemnification for liabilities arising under the Securities Act of 1933, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-118190), initially filed with the Commission as of August 13, 2004)

4.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-118190), initially filed with the Commission as of August 13, 2004)

4.3
2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-118190), initially filed with the Commission as of August 13, 2004)

5.1	Opinion of Kilpatrick Stockton LLP*
23.1	Consent of KPMG LLP*
23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (see signature page)*
____________________

*          Filed herewith.

Item 9.          Undertakings.

(a)	The Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on this 25th day of July, 2005.

JAMES RIVER COAL COMPANY

By:	/s/ Peter T. Socha
Peter T. Socha, Chairman, President and Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter T. Socha and Samuel M. Hopkins, II, or either of them, as attorneys-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on July 25, 2005.

Signature	Title
Peter T. Socha Peter T. Socha	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Samuel M. Hopkins, II Samuel M. Hopkins, II	Vice President and Chief Accounting Officer (Principal Financial and Accounting Officer)
Alan F. Crown Alan F. Crown	Director
Leonard J. Kujawa Leonard J. Kujawa	Director
Joseph H. Vipperman Joseph H. Vipperman	Director
James F. Wilson James F. Wilson	Director